Citigroup Global Markets Holdings Inc.	December 19, 2019 Medium-Term Senior Notes, Series N Pricing Supplement No. 2019-USNCH3333 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-224495 and 333-224495-03

Floating Rate Notes Due December 23, 2059

•	The notes will pay interest at a floating rate that will be reset quarterly and will equal 3-month U.S. dollar LIBOR minus a spread of 0.30% per annum, subject to a minimum interest rate of 0%. The quarterly interest payments on the notes will vary and may be paid at a rate as low as 0% per annum.

•	You may request that we repurchase your notes on an annual basis (i.e., once every twelve months) beginning approximately one year after the original issue date, subject to your compliance with the minimum repurchase amount, the procedural requirements and the other limitations set forth under “Key Terms” on page PS-2 and in “Annex A—Supplemental Terms of Notes—Early Repurchase” of this pricing supplement. You will receive less than your principal amount if you request that we repurchase your notes on any repurchase date prior to December 23, 2040.

•	The notes are unsecured and unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. and are guaranteed by Citigroup Inc. All payments due on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

•	There is uncertainty about the future of 3-month U.S. dollar LIBOR. The amount of interest payable on the notes will be calculated using a substitute or successor rate selected by the issuer (or one of its affiliates), which may be subject to adjustment, if 3-month U.S. dollar LIBOR is discontinued. See “Risk Factors” and “Determination of 3-month U.S. Dollar LIBOR” in this pricing supplement.

•	It is important for you to consider the information contained in this pricing supplement together with the information contained in the accompanying prospectus supplement and prospectus. The description of the notes below supplements, and to the extent inconsistent with replaces, the description of the general terms of the notes set forth in the accompanying prospectus supplement and prospectus.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Stated principal amount:	$1,000 per note
Aggregate stated principal amount:	$7,510,000
Pricing date:	December 19, 2019
Original issue date:	December 23, 2019
Maturity date:	December 23, 2059. If the maturity date is not a business day, then the payment required to be made on the maturity date will be made on the next succeeding business day with the same force and effect as if made on the maturity date. No additional interest will accrue as a result of delayed payment.
Payment at maturity:	Unless earlier repurchased, $1,000 per note plus any accrued and unpaid interest
Interest rate per annum:	For each interest period, a floating rate equal to 3-month U.S. dollar LIBOR determined on the second London business day prior to the first day of the applicable interest period minus a spread of 0.30% per annum, subject to a minimum interest rate of 0.00% per annum for any interest period
Interest period:	Each three-month period from and including an interest payment date (or the original issue date, in the case of the first interest period) to but excluding the next interest payment date
Interest payment dates:	Interest on the notes is payable quarterly on the 23rd day of each March, June, September and December, beginning on March 23, 2020 and ending on the maturity date or, if applicable, the applicable repurchase date. If any interest payment date is not a business day, then the payment required to be made on that interest payment date will be made on the next succeeding business day with the same force and effect as if it had been made on that interest payment date. No additional interest will accrue as a result of delayed payment.
Day count convention:	Actual/360 Unadjusted. See “Determination of Interest Payments” in this pricing supplement.
CUSIP / ISIN:	17327T2R6 / US17327T2R63
Listing:	The notes will not be listed on any securities exchange and, accordingly, may have limited or no market liquidity.
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer
Underwriting fee and issue price:	Issue price	Underwriting fee(1)	Proceeds to issuer
Per note:	$1,000	$10	$990
Total:	$7,510,000	$75,100	$7,434,900

(Key Terms continued on next page)

(1) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $10 for each $1,000 note sold in this offering. Selected dealers not affiliated with CGMI will receive a selling concession of $10 for each note they sell. See “General Information—Fees and selling concessions” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional fixed-rate debt securities. See “Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus, each of which can be accessed via the hyperlink below.

Prospectus Supplement and Prospectus each dated May 14, 2018

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Floating Rate Notes Due December 23, 2059

KEY TERMS (continued)
Early repurchase:	You may request that we repurchase all or any portion of your notes on any repurchase date on or after December 23, 2020 (the “initial repurchase date”) by following the procedures described under “Annex A—Supplemental Terms of Notes—Early Repurchase,” which will include us receiving a repurchase notice by no later than 4:00 p.m., New York City time, fifteen business days prior to the relevant repurchase date. If you fail to comply with these procedures, your notice will be deemed ineffective. To exercise the early repurchase right, you must submit notes for repurchase having an aggregate stated principal amount equal to the minimum repurchase amount of $100,000 or an integral multiple of $1,000 in excess thereof.
Repurchase amount:	Upon early repurchase, you will receive for each $1,000 stated principal amount note, on the applicable repurchase date, a cash “repurchase amount” equal to the following amount, as applicable, plus any accrued and unpaid interest:

Repurchase dates occurring:
From and including December 23, 2020 to and including December 23, 2029 $980
From and including December 23, 2030 to and including December 23, 2039 $990
From and including December 23, 2040 to but excluding the maturity date $1,000

You may request that we repurchase your notes on an annual basis (i.e., once every twelve months) on or after the initial repurchase date, subject to your compliance with the minimum repurchase amount, the procedural requirements and the other limitations set forth herein and under “Annex A—Supplemental Terms of Notes—Early Repurchase.” You will receive less than your stated principal amount per note if you request that we repurchase your notes on any repurchase date prior to December 23, 2040.

Depending on market conditions, including changes in interest rates, it is possible that the value of the notes in the secondary market at any time may be greater than the repurchase amount.  Accordingly, prior to exercising the early repurchase right described above, you should contact the broker or other entity through which the notes are held to determine whether a sale of the notes in the secondary market may result in greater proceeds than the repurchase amount.

Repurchase dates:	$980 repurchase amount	$990 repurchase amount	$1,000 repurchase amount
	December 23, 2020	December 23, 2030	December 23, 2040
	December 23, 2021	December 23, 2031	December 23, 2041
	December 23, 2022	December 23, 2032	December 23, 2042
	December 23, 2023	December 23, 2033	December 23, 2043
	December 23, 2024	December 23, 2034	December 23, 2044
	December 23, 2025	December 23, 2035	December 23, 2045
	December 23, 2026	December 23, 2036	December 23, 2046
	December 23, 2027	December 23, 2037	December 23, 2047
	December 23, 2028	December 23, 2038	December 23, 2048
	December 23, 2029	December 23, 2039	December 23, 2049
December 23, 2050
December 23, 2051
December 23, 2052
December 23, 2053
December 23, 2054
December 23, 2055
December 23, 2056
December 23, 2057
December 23, 2058

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Floating Rate Notes Due December 23, 2059

KEY TERMS (continued)
If any repurchase date is not a business day, then the payment required to be made on that repurchase date will be made on the next succeeding business day with the same force and effect as if made on that repurchase date. No additional interest will accrue as a result of delayed payment.
Repurchase notice:	A repurchase notice substantially in the form of the repurchase notice set forth in Annex B to this pricing supplement

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Floating Rate Notes Due December 23, 2059

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. You should read the risk factors below together with the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally. We also urge you to consult your investment, legal, tax, accounting and other advisors in connection with your investment in the notes.

▪	The amount of interest payable on the notes will vary. The notes differ from conventional fixed-rate debt securities in that the interest payable on the notes will vary based on the level of 3-month U.S. dollar LIBOR and may be as low as 0.00%. The notes will bear interest during each quarterly interest period at a per annum rate equal to the level of 3-month U.S. dollar LIBOR determined on the second London business day prior to the first day of the applicable interest period minus a spread of 0.30% per annum, subject to a minimum interest rate of 0.00% per annum. The per annum interest rate that is determined on the relevant interest determination date will apply to the entire interest period following that interest determination date, even if 3-month U.S. dollar LIBOR increases during that interest period, but is applicable only to that quarterly interest period; interest payments for any other quarterly interest period will vary.

▪	The yield on the notes may be lower than the yield on a conventional fixed-rate debt security of ours of comparable maturity. The notes will bear interest during each quarterly interest period at a per annum rate equal to the level of 3-month U.S. dollar LIBOR determined on the second London business day prior to the first day of the applicable interest period minus a spread of 0.30% per annum, subject to a minimum interest rate of 0.00% per annum. As a result, the effective yield on your notes may be less than that which would be payable on a conventional fixed-rate debt security of ours (guaranteed by Citigroup Inc.) of comparable maturity.

▪	The level of 3-month U.S. dollar LIBOR applicable to any interest period will be reduced by 0.30% per annum. When determining the interest payable on the notes during each quarterly interest period, 0.30% will be deducted from the level of 3-month U.S. dollar LIBOR determined on the second London business day prior to the first day of the applicable interest period. As a result, the interest payable on the notes will be less than that which would be payable without such deduction.

▪	The notes may be riskier than an investment with a shorter term. The notes have a relatively long term to maturity. Accordingly, if you do not own a sufficient principal amount of notes to satisfy the minimum repurchase amount in connection with an exercise of the early repurchase right, you will be subject to heightened risks as compared to an investment in notes with a shorter term because you will be subject to those risks for a longer period of time. For example, because of the longer time horizon of the notes, you will be subject to greater risk that we and Citigroup Inc. may default on our obligations under the notes at some point prior to maturity. In addition, you will be subject to greater interest rate risk. If 3-month U.S. dollar LIBOR fails to increase significantly from current levels, you may be holding a long-dated security with a yield that is lower than you might achieve on other investments, including our fixed rate debt securities of the same maturity. The relatively long term of the notes means that it may be a considerable length of time before you would be able to redeploy your funds to a higher yielding investment. Moreover, the value of a longer-dated note is typically less than the value of an otherwise comparable note with a shorter term, so that, if you were to desire to sell the notes prior to maturity in order to invest in a better performing alternative investment, you may not be able to do so except at a substantial loss.

▪	If you request that we repurchase your notes on any repurchase date on or prior to December 23, 2040, you will receive less than the stated principal amount of your notes. The repurchase amount for any repurchase date from and including December 23, 2020 to and including December 23, 2029 is equal to $980 for each $1,000 stated principal amount note, plus any accrued and unpaid interest. The repurchase amount for any repurchase date from and including December 23, 2030 to and including December 23, 2039 is equal to $990 for each $1,000 stated principal amount note, plus any accrued and unpaid interest. As a result, if you request that we repurchase your notes on any repurchase date on or prior to December 23, 2040, you will receive less than the stated principal amount of your notes upon an early repurchase.

▪	There are restrictions on your ability to request that we repurchase your notes. To request that we repurchase your notes, you must submit at least the minimum repurchase amount of $100,000 in stated principal amount of your notes. You may not exercise the early repurchase right prior to December 23, 2020, and thereafter you may exercise the early repurchase right only once every twelve months. In addition, if you elect to exercise your early repurchase right, your request that we repurchase your notes is only valid if we receive your repurchase notice by no later than 4:00 p.m., New York City time, fifteen business days prior to the relevant repurchase date and if you follow the procedures described under “Annex A—Supplemental Terms of Notes—Early Repurchase” and we or our affiliates acknowledge receipt of the repurchase notice that same day. If we do not receive that repurchase notice or we or our affiliates do not acknowledge receipt of that notice, your repurchase request will not be effective and we will not be required to repurchase your notes on the corresponding repurchase date. Because of the timing requirements of the repurchase notice, settlement of the repurchase will be prolonged when compared to a sale and settlement in a secondary market sale transaction. As your request that we repurchase your notes is irrevocable, this will subject you to market risk in the event the market fluctuates after we receive your request.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., and any actual or perceived changes to the creditworthiness of either entity may adversely affect the value of the notes. You are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, your investment would be at risk and you could

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Floating Rate Notes Due December 23, 2059

lose some or all of your investment. As a result, the value of the notes will be affected by changes in the market’s view of the creditworthiness of Citigroup Global Markets Holdings Inc. or Citigroup Inc. Any decline, or anticipated decline, in the credit ratings of either entity or any increase, or anticipated increase, in the credit spreads of either entity is likely to adversely affect the value of the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, except to the extent the early repurchase right is available, an investor must be prepared to hold the notes until maturity.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “General Information—Temporary adjustment period” in this pricing supplement.

▪	Secondary market sales of the notes may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity or to a repurchase date occurring on or after December 23, 2040. If you are able to sell your notes in the secondary market prior to maturity, you are likely to receive less than the stated principal amount of the notes.

▪	The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices. Assuming no changes in market conditions or other relevant factors, the price, if any, at which CGMI may be willing to purchase the notes in secondary market transactions will likely be lower than the issue price since the issue price of the notes will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the notes are also likely to be reduced by the costs of unwinding the related hedging transactions. Our affiliates may realize a profit from hedging activity even if the value of the notes declines. In addition, any secondary market prices for the notes may differ from values determined by pricing models used by CGMI, as a result of dealer discounts, mark-ups or other transaction costs.

▪	The price at which you may be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest. A number of factors will influence the value of the notes in any secondary market that may develop and the price at which CGMI may be willing to purchase the notes in any such secondary market, including: the level and volatility of 3-month U.S. dollar LIBOR, interest rates in the market, the time remaining to maturity of the notes, changes in CGMI’s estimation of the value of the early repurchase right, hedging activities by our affiliates, fees and projected hedging fees and profits and any actual or anticipated changes in the credit ratings, financial condition and results of either Citigroup Global Markets Holdings Inc. or Citigroup Inc. The value of the notes will vary and is likely to be less than the issue price at any time prior to maturity, and sale of the notes prior to maturity may result in a loss.

▪	The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the notes. Citibank, N.A., the calculation agent for the notes, is an affiliate of ours. As calculation agent, Citibank, N.A. will determine, among other things, the level of 3-month U.S. dollar LIBOR and will calculate the interest payable to you on each interest payment date. Any of these determinations or calculations made by Citibank, N.A. in its capacity as calculation agent, including with respect to the calculation of the level of 3-month U.S. dollar LIBOR in the event of the unavailability of the level of 3-month U.S. dollar LIBOR, may adversely affect the amount of one or more interest payments to you.

▪	Hedging and trading activity by us or our affiliates could result in a conflict of interest. One or more of our affiliates have entered into hedging transactions. This hedging activity involves trading in instruments, such as options, swaps or futures, based upon 3-month U.S. dollar LIBOR. This expected hedging activity may present a conflict between your interest in the notes and the interests our affiliates have in executing, maintaining and adjusting their hedge transactions because it could affect the price at which our affiliate CGMI may be willing to purchase your notes in the secondary market. Because hedging our obligations under the notes involves risk and may be influenced by a number of factors, it is possible that our affiliates may profit from hedging activity, even if the value of the notes declines.

▪	3-month U.S. dollar LIBOR may be discontinued or reformed, which may adversely affect the value of and return on the notes.

3-month U.S. dollar LIBOR is deemed to be a “benchmark” and is the subject of ongoing national and international regulatory scrutiny and reform. Some of these reforms are already effective, while others are still to be implemented or formulated. These reforms may cause 3-month U.S. dollar LIBOR to perform differently than it performed in the past or to be discontinued entirely and may have other consequences that cannot be predicted. Any such consequences could adversely affect the value of and return on any securities, such as the notes, that refer, or are linked, to 3-month U.S. dollar LIBOR to calculate payments due on those debt securities.

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Floating Rate Notes Due December 23, 2059

Any of the international, national or other proposals for reform or the general increased regulatory scrutiny of “benchmarks” could increase the costs and risks of administering or otherwise participating in the setting of a “benchmark” and complying with any such regulations or requirements. Such factors may have the effect of discouraging market participants from continuing to administer or contribute to certain “benchmarks”, trigger changes in the rules or methodologies used in certain “benchmarks” or lead to the discontinuance or unavailability of quotes of certain “benchmarks”, including 3-month U.S. dollar LIBOR.

If 3-month U.S. dollar LIBOR is discontinued or is no longer quoted, an alternative rate will be substituted for 3-month U.S. dollar LIBOR as described in “Determination of 3-month U.S. Dollar LIBOR” in this pricing supplement. The alternative rate may result in a return on the notes that is lower than or that does not otherwise correlate over time with the return that would have been realized if 3-month U.S. dollar LIBOR was available in its current form.

▪	Payments on the notes will be calculated using a benchmark replacement selected by the issuer if a benchmark transition event occurs.

As described in detail in the section “Determination of 3-month U.S. Dollar LIBOR” in this pricing supplement (the “benchmark transition provisions”), if during the term of the notes, the issuer (or an affiliate) determines that a benchmark transition event and its related benchmark replacement date have occurred with respect to 3-month U.S. dollar LIBOR, the issuer (or such affiliate) in its sole discretion will select a benchmark replacement to be substituted for 3-month U.S. dollar LIBOR in accordance with the benchmark transition provisions. The benchmark replacement will include a spread adjustment and technical, administrative or operational changes described in the benchmark transition provisions may be made to the terms of the notes if the issuer (or such affiliate) determines in its sole discretion they are required.

The interests of the issuer (or its affiliate) in making the determinations described above may be adverse to your interests as a holder of the notes. The selection of a benchmark replacement, and any decisions made by the issuer (or such affiliate) in connection with implementing a benchmark replacement with respect to the notes, could adversely affect the return on and value of the notes. Further, there is no assurance that the characteristics of any benchmark replacement will be similar to 3-month U.S. dollar LIBOR or that any benchmark replacement will produce the economic equivalent of 3-month U.S. dollar LIBOR.

▪	The secured overnight financing rate (“SOFR”) is a relatively new market index and as the related market continues to develop, there may be an adverse effect on the return on or value of the notes.

Under the benchmark transition provisions, if a benchmark transition event and its related benchmark replacement date occur with respect to 3-month U.S. dollar LIBOR, then an alternative rate based on SOFR (if it can be determined as of the benchmark replacement date, and assuming no interpolated benchmark is available) will be substituted for 3-month U.S. dollar LIBOR for all purposes of the notes (unless a benchmark transition event and its related benchmark replacement date also occur with respect to the benchmark replacements that are linked to SOFR, in which case the next-available benchmark replacement will be used). In the following discussion of SOFR, when we refer to SOFR-linked debt securities, we mean the notes at any time when the applicable benchmark replacement is based on SOFR.

The benchmark replacements specified in the benchmark transition provisions include term SOFR, a forward-looking term rate which will be based on the secured overnight financing rate. Term SOFR is currently being developed under the sponsorship of Federal Reserve Bank of New York (the “NY Federal Reserve”), and there is no assurance that the development of term SOFR will be completed. If a benchmark transition event and its related benchmark replacement date occur with respect to 3-month U.S. dollar LIBOR and, at that time, a form of term SOFR has not been selected or recommended by the Federal Reserve Board, the NY Federal Reserve, a committee thereof or successor thereto, then the next-available benchmark replacement under the benchmark transition provisions will be substituted for 3-month U.S. dollar LIBOR for purposes of all subsequent determinations (unless a benchmark transition event and its related benchmark replacement date occur with respect to that next-available benchmark replacement).

These replacement rates and adjustments may be selected or formulated by (i) the relevant governmental body (such as the alternative reference rates committee of the NY Federal Reserve), (ii) the International Swaps and Derivatives Association, Inc., or (iii) in certain circumstances, the issuer (or one of its affiliates). In addition, the benchmark transition provisions expressly authorize the issuer (or one of its affiliates) to make benchmark replacement conforming changes with respect to, among other things, the timing and frequency of determining rates and making payments. The application of a benchmark replacement and benchmark replacement adjustment, and any implementation of benchmark replacement conforming changes, could result in adverse consequences to the return on and value of the notes. Further, there is no assurance that the characteristics of any benchmark replacement will be similar to the then-current benchmark that it is replacing, or that any benchmark replacement will produce the economic equivalent of the then-current benchmark that it is replacing.

The NY Federal Reserve began to publish SOFR in April 2018. Although the NY Federal Reserve has also begun publishing historical indicative SOFR going back to 2014, such prepublication historical data inherently involves assumptions, estimates and approximations. You should not rely on any historical changes or trends in SOFR as an indicator of the future performance of SOFR. Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates. As a result, the return on and value of SOFR-linked debt securities may fluctuate more than debt securities that are linked to less volatile rates.

Also, since SOFR is a relatively new market index, SOFR-linked debt securities likely will have no established trading market, and an established trading market may never develop or may not be very liquid. Market terms for debt securities indexed to SOFR, such as the spread over SOFR, may evolve over time, and trading prices of the notes may be lower than those of later-issued

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SOFR-linked debt securities as a result. Similarly, if SOFR does not prove to be widely used in securities like the notes, the trading price of the notes may be lower than those of debt securities linked to rates that are more widely used. Debt securities indexed to SOFR may not be able to be sold or may not be able to be sold at prices that will provide a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The NY Federal Reserve notes on its publication page for SOFR that use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the NY Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. There can be no guarantee that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to you. If the manner in which SOFR is calculated is changed or if SOFR is discontinued, that change or discontinuance may adversely affect the return on and value of the notes.

▪	The historical performance of 3-month U.S. dollar LIBOR is not an indication of its future performance. The historical performance of 3-month U.S. dollar LIBOR, which is included in this pricing supplement, should not be taken as an indication of the future performance of 3-month U.S. dollar LIBOR during the term of the notes. Changes in the level of 3-month U.S. dollar LIBOR will affect the value of the notes, but it is impossible to predict whether the level of 3-month U.S. dollar LIBOR will rise or fall.

▪	You will have no rights against the publisher of 3-month U.S. dollar LIBOR. You will have no rights against the publisher of 3-month U.S. dollar LIBOR even though the amount you receive on each interest payment date will depend upon the level of 3-month U.S. dollar LIBOR. The publisher of 3-month U.S. dollar LIBOR is not in any way involved in this offering and has no obligations relating to the notes or the holders of the notes.

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Floating Rate Notes Due December 23, 2059

General Information
Temporary adjustment period:	For a period of approximately six months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”
U.S. federal income tax considerations:

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes. Under this treatment, stated interest on the notes will be taxable to a U.S. Holder (as defined in the accompanying prospectus supplement) as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of tax accounting.

Upon the sale or other taxable disposition of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition (other than any amount attributable to accrued interest, which will be treated as a payment of interest) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to the U.S. Holder. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of disposition.

Subject to the discussion in “United States Federal Tax Considerations” in the accompanying prospectus supplement, under current law Non-U.S. Holders (as defined in the accompanying prospectus supplement) generally will not be subject to U.S. federal withholding or income tax with respect to interest paid on and amounts received on the sale, exchange or retirement of the notes if they comply with applicable certification requirements. Special rules apply to Non-U.S. Holders whose income on the notes is effectively connected with the conduct of a U.S. trade or business or who are individuals present in the United States for 183 days or more in a taxable year.

The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

FATCA. You should review the section entitled “United States Federal Tax Considerations—FATCA” in the accompanying prospectus supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes. It does not address the potential consequences of an investment in the notes for the tax treatment of your other investments or transactions.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Notes used as qualified replacement property:

Prospective investors seeking to treat the notes as “qualified replacement property” for purposes of Section 1042 of the Internal Revenue Code of 1986, as amended (the “Code”), should be aware that Section 1042 requires the issuer to meet certain requirements in order for the notes to constitute qualified replacement property. In general, qualified replacement property is a security issued by a domestic operating corporation that did not, for the taxable year preceding the

Citigroup Global Markets Holdings Inc.
Floating Rate Notes Due December 23, 2059

taxable year in which such security was purchased, have “passive investment income” in excess of 25 percent of the gross receipts of such corporation for such preceding taxable year (the “passive income test”). For purposes of the passive income test, where the issuing corporation is in control of one or more corporations or such issuing corporation is controlled by one or more other corporations, all such corporations are treated as one corporation (the “affiliated group”) when computing the amount of passive investment income under Section 1042.

Citigroup Global Markets Holdings Inc. believes that less than 25 percent of its affiliated group’s gross receipts was passive investment income for the taxable year ending December 31, 2018. In making this determination, we have made certain assumptions and used procedures which we believe are reasonable. Accordingly, Citigroup Global Markets Holdings Inc., as issuer, is of the view that the notes should qualify as “qualified replacement property.” Citigroup Global Markets Holdings Inc. cannot give any assurance as to whether its affiliated group will continue to meet the passive income test. It is, in addition, possible that the Internal Revenue Service may disagree with the manner in which Citigroup Global Markets Holdings Inc. has calculated the affiliated group’s gross receipts (including the characterization thereof) and passive investment income and the conclusions reached herein.

The notes are securities with no established trading market. No assurance can be given as to whether a trading market for the notes will develop or as to the liquidity of a trading market for the notes. The availability and liquidity of a trading market for the notes will also be affected by the degree to which purchasers treat the notes as qualified replacement property.

Trustee:	The Bank of New York Mellon (as trustee under an indenture dated March 8, 2016) will serve as trustee for the notes.
Use of proceeds and hedging:

The net proceeds received from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our affiliates.

Hedging activities related to the notes by one or more of our affiliates involves trading in one or more instruments, such as options, swaps and/or futures, based on 3-month U.S. dollar LIBOR and/or taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. It is possible that our affiliates may profit from this hedging activity, even if the value of the notes declines. Profit or loss from this hedging activity could affect the price at which Citigroup Global Markets Holdings Inc.’s affiliate, CGMI, may be willing to purchase your notes in the secondary market. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus.

ERISA and IRA purchase considerations:	Please refer to “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for important information for investors that are ERISA or other benefit plans or whose underlying assets include assets of such plans.
Fees and selling concessions:

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $10 for each note sold in this offering. CGMI will pay selected dealers not affiliated with CGMI a selling concession of $10 for each note they sell.

Additionally, it is possible that CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors” above and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Supplemental information regarding plan of distribution; conflicts of interest:

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated April 7, 2017 among Citigroup Global Markets Holdings Inc., Citigroup Inc. and the agents named therein, including CGMI, govern the sale and purchase of the notes.

The notes will not be listed on any securities exchange.

In order to hedge its obligations under the notes, Citigroup Global Markets Holdings Inc. has entered into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the sections “Risk Factors—Hedging and trading activity by us or our affiliates could result in a conflict of interest,” and “General Information—Use of proceeds and hedging” in this pricing supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Holdings Inc.
Floating Rate Notes Due December 23, 2059

CGMI is an affiliate of Citigroup Global Markets Holdings Inc. Accordingly, the offering of the notes will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client. See “Plan of Distribution; Conflicts of Interest” in the accompanying prospectus supplement for more information.
Calculation agent:	Citibank, N.A., an affiliate of Citigroup Global Markets Holdings Inc., will serve as calculation agent for the notes. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc., Citigroup Inc. and the holders of the notes. Citibank, N.A. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.
Paying agent:	Citibank, N.A. will serve as paying agent and registrar and will also hold the global security representing the notes as custodian for The Depository Trust Company (“DTC”).

We encourage you to also read the accompanying prospectus supplement and prospectus, which can be accessed via the hyperlink on the cover page of this pricing supplement.

Determination of Interest Payments

On each interest payment date, the amount of each interest payment will equal (i) the stated principal amount of the notes multiplied by the interest rate in effect during the applicable interest period multiplied by (ii) the number of days in the applicable interest period divided by 360.

Determination of 3-month U.S. Dollar LIBOR

3-month U.S. dollar LIBOR is a daily reference rate fixed in U.S. dollars based on the interest rates at which banks borrow funds from each other for a term of three months, in marketable size, in the London interbank market. For each interest period, 3-month U.S. dollar LIBOR will equal the rate for 3-month U.S. dollar LIBOR appearing on Reuters screen LIBOR01 at approximately 11:00 a.m. (London time) on the second London business day prior to the first day of that interest period, which we refer to as an interest determination date. If Reuters screen LIBOR01 is replaced by another page, or if Reuters is replaced by a successor service, then “Reuters screen LIBOR01” means the replacement page or service selected to display the London interbank offered rates of major banks for U.S. dollars.

If 3-month U.S. dollar LIBOR cannot be determined on any day on which 3-month U.S. dollar LIBOR is required as described above, then the calculation agent will determine 3-month U.S. dollar LIBOR as follows:

•	The calculation agent (after consultation with us) will select four major banks in the London interbank market.

•	The calculation agent will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the relevant date. These quotations shall be for deposits in U.S. dollars for the period of three months, commencing on the relevant date. Offered quotations must be based on a principal amount equal to at least $1,000,000.

(1)	If two or more quotations are provided, 3-month U.S. dollar LIBOR for the interest period will be the arithmetic average of those quotations.

(2)	If fewer than two quotations are provided, the calculation agent (after consultation with us) will select three major banks in New York City and follow the steps in the two bullet points below.

•	The calculation agent will then determine 3-month U.S. dollar LIBOR for the interest period as the arithmetic average of rates quoted by those three major banks in New York City to leading European banks at approximately 11:00 a.m., New York City time, on the relevant date. The rates quoted will be for loans in U.S. dollars for the period of three months, commencing on the relevant date. Rates quoted must be based on a principal amount of at least $1,000,000.

•	If fewer than three New York City banks selected by the calculation agent are quoting rates, 3-month U.S. dollar LIBOR for the interest period will be the same as for the immediately preceding interest period.

A “business day” means any London business day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions are authorized or obligated by law or executive order to close.

A “London business day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Citigroup Global Markets Holdings Inc.
Floating Rate Notes Due December 23, 2059

Notwithstanding the foregoing, if the issuer (or one of its affiliates) determines on or prior to any date on which 3-month U.S. dollar LIBOR is required to be determined under the terms of the notes that a benchmark transition event and its related benchmark replacement date (each, as defined below) have occurred with respect to 3-month U.S. dollar LIBOR, then the provisions set forth below under “Effect of Benchmark Transition Event”, which are referred to as the benchmark transition provisions, will thereafter apply to all determinations of 3-month U.S. dollar LIBOR for purposes of the notes. In accordance with the benchmark transition provisions, after a benchmark transition event and its related benchmark replacement date have occurred, the benchmark replacement (as defined below) will be substituted for 3-month U.S. dollar LIBOR for all purposes of the notes.

Effect of Benchmark Transition Event

Benchmark Replacement. If the issuer (or one of its affiliates) determines that a benchmark transition event and its related benchmark replacement date have occurred prior to the reference time in respect of any determination of the benchmark on any date, the benchmark replacement will replace the then-current benchmark for all purposes relating to the notes in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a benchmark replacement, the issuer (or one of its affiliates) will have the right to make benchmark replacement conforming changes from time to time.

Decisions and Determinations. Any determination, decision or election that may be made by the issuer (or one of its affiliates) pursuant to the benchmark transition provisions described herein, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in the issuer’s (or such affiliate’s) sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the notes, shall become effective without consent from the holders of the notes or any other party.

Certain Defined Terms. As used in this section:

“Benchmark” means, initially, 3-month U.S. dollar LIBOR; provided that if a benchmark transition event and its related benchmark replacement date have occurred with respect to 3-month U.S. dollar LIBOR or the then-current benchmark, then “benchmark” means the applicable benchmark replacement.

“Benchmark replacement” means the interpolated benchmark with respect to the then-current benchmark, plus the benchmark replacement adjustment for such benchmark; provided that if the issuer (or one of its affiliates) cannot determine the interpolated benchmark as of the benchmark replacement date, then “benchmark replacement” means the first alternative set forth in the order below that can be determined by the issuer (or such affiliate) as of the benchmark replacement date:

(1)	the sum of: (a) term SOFR and (b) the benchmark replacement adjustment;

(2)	the sum of: (a) compounded SOFR and (b) the benchmark replacement adjustment;

(3)	the sum of: (a) the alternate rate of interest that has been selected or recommended by the relevant governmental body as the replacement for the then-current benchmark for the applicable corresponding tenor and (b) the benchmark replacement adjustment;

(4)	the sum of: (a) the ISDA fallback rate and (b) the benchmark replacement adjustment;

(5)	the sum of: (a) the alternate rate of interest that has been selected by the issuer (or one of its affiliates) as the replacement for the then-current benchmark for the applicable corresponding tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the benchmark replacement adjustment.

“Benchmark replacement adjustment” means the first alternative set forth in the order below that can be determined by the issuer (or one of its affiliates) as of the benchmark replacement date:

(1)       the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the relevant governmental body for the applicable unadjusted benchmark replacement;

(2)       if the applicable unadjusted benchmark replacement is equivalent to the ISDA fallback rate, then the ISDA fallback adjustment;

(3)       the spread adjustment (which may be a positive or negative value or zero) that has been selected by the issuer (or one of its affiliates) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current benchmark with the applicable unadjusted benchmark

Citigroup Global Markets Holdings Inc.
Floating Rate Notes Due December 23, 2059

replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark replacement conforming changes” means, with respect to any benchmark replacement, any technical, administrative or operational changes (including changes to the timing and frequency of determining rates and making payments, rounding of amounts or tenors, and other administrative matters) that the issuer (or one of its affiliates) decides may be appropriate to reflect the adoption of such benchmark replacement in a manner substantially consistent with market practice (or, if the issuer (or such affiliate) decides that adoption of any portion of such market practice is not administratively feasible or if the issuer (or such affiliate) determines that no market practice for use of the benchmark replacement exists, in such other manner as the issuer (or such affiliate) determines is reasonably necessary).

“Benchmark replacement date” means the earliest to occur of the following events with respect to the then-current benchmark:

(1)       in the case of clause (1) or (2) of the definition of “benchmark transition event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the benchmark permanently or indefinitely ceases to provide the benchmark; or

(2)       in the case of clause (3) of the definition of “benchmark transition event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the benchmark replacement date occurs on the same day as, but earlier than, the reference time in respect of any determination, the benchmark replacement date will be deemed to have occurred prior to the reference time for such determination.

“Benchmark transition event” means the occurrence of one or more of the following events with respect to the then-current benchmark:

(1)       a public statement or publication of information by or on behalf of the administrator of the benchmark announcing that such administrator has ceased or will cease to provide the benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the benchmark;

(2)       a public statement or publication of information by the regulatory supervisor for the administrator of the benchmark, the central bank for the currency of the benchmark, an insolvency official with jurisdiction over the administrator for the benchmark, a resolution authority with jurisdiction over the administrator for the benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the benchmark, which states that the administrator of the benchmark has ceased or will cease to provide the benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the benchmark; or

(3)       a public statement or publication of information by the regulatory supervisor for the administrator of the benchmark announcing that the benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable corresponding tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the issuer (or one of its affiliates) in accordance with:

(1) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the relevant governmental body for determining compounded SOFR; provided that:

(2) if, and to the extent that, the issuer (or one of its affiliates) determines that compounded SOFR cannot be determined in accordance with the previous clause, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the issuer (or one of its affiliates) giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate notes at such time.

For the avoidance of doubt, the calculation of compounded SOFR shall exclude the benchmark replacement adjustment.

“Corresponding tenor” with respect to a benchmark replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current benchmark.

“NY Federal Reserve’s website” means the website of the NY Federal Reserve at http://www.newyorkfed.org, or any successor source.

“Interpolated benchmark” with respect to the benchmark means the rate determined for the corresponding tenor by interpolating on a linear basis between: (1) the benchmark for the longest period (for which the benchmark is available) that is shorter than the corresponding tenor and (2) the benchmark for the shortest period (for which the benchmark is available) that is longer than the corresponding tenor. For purposes of this definition, the term benchmark shall refer to the applicable rate without regard to tenor (e.g., where the benchmark is 3-month U.S. dollar LIBOR, the term “benchmark” for purposes of this definition shall refer only to U.S. dollar LIBOR without any reference to the 3-month tenor).

Citigroup Global Markets Holdings Inc.
Floating Rate Notes Due December 23, 2059

“ISDA definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA fallback adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA definitions to be determined upon the occurrence of an index cessation event with respect to the benchmark for the applicable tenor.

“ISDA fallback rate” means the rate that would apply for derivatives transactions referencing the ISDA definitions to be effective upon the occurrence of an index cessation date with respect to the benchmark for the applicable tenor excluding the applicable ISDA fallback adjustment.

“Reference time” with respect to any determination of the benchmark means (1) if the benchmark is 3-month U.S. dollar LIBOR, 11:00 a.m. (London time) on the date of such determination, and (2) if the benchmark is not 3-month U.S. dollar LIBOR, the time determined by the issuer (or its affiliate) in accordance with the benchmark replacement conforming changes.

“Relevant governmental body” means the Federal Reserve Board and/or the NY Federal Reserve, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NY Federal Reserve or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NY Federal Reserve, as the administrator of the benchmark, (or a successor administrator) on the NY Federal Reserve’s website.

“Term SOFR” means the forward-looking term rate for the applicable corresponding tenor based on SOFR that has been selected or recommended by the relevant governmental body.

“Unadjusted benchmark replacement” means the benchmark replacement excluding the benchmark replacement adjustment.

Citigroup Global Markets Holdings Inc.
Floating Rate Notes Due December 23, 2059

Historical Information on 3-month U.S. Dollar LIBOR

3-month U.S. dollar LIBOR was 1.92775% on December 19, 2019.

The graph below shows the published daily rate for 3-month U.S. dollar LIBOR for each day it was available from January 2, 2008 to December 19, 2019. We obtained the values below from Bloomberg L.P., without independent verification. The values below do not reflect the spread that will be deducted from 3-month U.S. dollar LIBOR in determining the rate at which interest is paid on the notes. You should not take the historical performance of 3-month U.S. dollar LIBOR as an indication of future performance.

Historical 3-Month U.S. Dollar LIBOR January 2, 2008 to December 19, 2019

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying prospectus supplement and prospectus, they should obtain independent professional advice.

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Citigroup Global Markets Holdings Inc.
Floating Rate Notes Due December 23, 2059

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the notes are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any notes referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The notes are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits. These notes are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

Citigroup Global Markets Holdings Inc.
Floating Rate Notes Due December 23, 2059

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 17, 2018, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 17, 2018, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Additional Information

We reserve the right to withdraw, cancel or modify any offering of the notes and to reject orders in whole or in part prior to their issuance.

© 2019 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

Citigroup Global Markets Holdings Inc.
Floating Rate Notes Due December 23, 2059

Annex A

Supplemental Terms of Notes

Early Repurchase

You may submit a request to have us repurchase all or any portion of your notes on any repurchase date during the term of the notes on or after the initial repurchase date, subject to the procedures and terms set forth below. Any repurchase request that we accept in accordance with the procedures and terms set forth below will be irrevocable. To exercise the early repurchase right, you must submit notes for repurchase having an aggregate stated principal amount equal to the minimum repurchase amount of $100,000 or an integral multiple of $1,000 in excess thereof.

To request that we repurchase your notes, you must instruct your broker or other person through which you hold your notes to take the following steps:

•	Send a notice of repurchase, substantially in the form attached as Annex B to this pricing supplement (a “repurchase notice”), to us via email at cag.us.middle.office@citi.com, with “Floating Rate Notes Due December 23, 2059, CUSIP No. 17327T2R6” as the subject line, by no later than 4:00 p.m., New York City time, fifteen business days prior to the relevant repurchase date. We or our affiliate must acknowledge receipt of the repurchase notice on the same business day for it to be effective, which acknowledgment will be deemed to evidence our acceptance of your repurchase request;

•	Instruct your DTC custodian to book a delivery versus payment trade with respect to your notes on the relevant repurchase date at a price equal to the repurchase amount payable upon early repurchase of the notes; and

•	Cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the day on which the notes will be repurchased.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the notes in respect of those deadlines. If we do not receive your repurchase notice by 4:00 p.m., New York City time, fifteen business days prior to the relevant repurchase date or we (or our affiliates) do not acknowledge receipt of the repurchase notice on the same day, your repurchase notice will not be effective, and we will not repurchase your notes. Once given, a repurchase notice may not be revoked.

The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of a repurchase notice and the timing of receipt of a repurchase notice or as to whether and when the required deliveries have been made. Questions about the repurchase requirements should be directed to cag.us.middle.office@citi.com.

Annex B

Form of Repurchase Notice

To: Citigroup Global Markets Holdings Inc. – Middle Office

Subject: Floating Rate Notes Due December 23, 2059, CUSIP No. 17327T2R6

Ladies and Gentlemen:

The undersigned holder of Citigroup Global Markets Holdings Inc.’s Medium-Term Senior Notes, Series N, Floating Rate Notes Due December 23, 2059, CUSIP No. 17327T2R6, fully and unconditionally guaranteed by Citigroup Inc. (the “notes”), hereby irrevocably elects to exercise, with respect to the number of the notes indicated below, as of the date hereof, the right to have you repurchase such notes on the repurchase date specified below as described in the pricing supplement dated December 19, 2019 relating to the notes (collectively, the “supplement”). Terms not defined herein have the meanings given to such terms in the supplement.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the notes (specified below) to book a delivery versus payment trade on the relevant repurchase date with respect to the number of notes specified below at a price per $1,000 stated principal amount note determined in the manner described in the supplement, facing DTC 0274 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the repurchase date.

Very truly yours,

[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
Email:

Number of notes surrendered for repurchase (minimum of $100,000 stated principal amount):

Applicable repurchase date: _________________, 20__*

DTC # (and any relevant sub-account):

Contact Name:
Telephone:

Acknowledgment: I acknowledge that the notes specified above will not be repurchased unless all of the requirements specified in the supplement are satisfied, including the acknowledgment by you or your affiliate of the receipt of this notice on the date hereof.

Questions regarding the repurchase requirements of your notes should be directed to CAG US Middle Office via email at cag.us.middle.office@citi.com.

*Subject to adjustment as described in the supplement.